Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
TriplePoint Venture Growth BDC Corp.:
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of TriplePoint Venture Growth BDC Corp. and subsidiaries (the “Company”), including the consolidated schedules of investments, as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2022, and the consolidated financial highlights for each of the five years in the period ended December 31, 2022, and the related notes, and have issued our report thereon dated March 1, 2023. Such consolidated financial statements and financial highlights and our report thereon are included in Part II, Item 8 of the Company’s annual report on Form 10-K for the year ended December 31, 2022.
In our opinion, the financial information set forth under the heading “Liquidity and Capital Resources – Senior Securities” as of December 31, 2022, 2021, 2020, 2019, 2018, 2017, 2016, 2015 and 2014, included in Part II, Item 7 of the Company’s annual report on Form 10-K for the year ended December 31, 2022, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP
San Francisco, California
March 1, 2023